Investor Contact:
Keith W. Jones
Chief Financial Officer
(781) 933-2020
POLYMEDICA COMPLETES ACQUISITION OF
NATIONAL DIABETIC PHARMACIES, INC.
Woburn, Massachusetts (August 30, 2005) — PolyMedica Corporation (NASDAQ/NM: PLMD) announced today that it has completed its previously announced acquisition of National Diabetic Pharmacies, Inc. (“NDP”), a Salem, Virginia-based mail-order provider of diabetes supplies, prescription medications and related services. The transaction, valued at approximately $55 million, is expected to be neutral to mildly dilutive to PolyMedica’s earnings per share in fiscal 2006 and to be accretive in fiscal 2007 and beyond.
Commenting on the announcement, Patrick Ryan, PolyMedica’s president and chief executive officer, said, “We are pleased to have completed this transaction, which represents our first significant entry into the commercial market. NDP has a proven record of success in the commercial market, and we are confident that our combined scale and expertise will help drive future growth.”
About PolyMedica
PolyMedica Corporation is a leading provider of healthcare products and services to patients suffering from chronic diseases. With over 800,000 active patients, the Company is the nation’s largest provider of blood glucose testing supplies and related services to people with diabetes. In addition, PolyMedica provides its patients with a full range of prescription medications through Liberty’s mail-order pharmacy. By communicating with patients on a regular basis, providing the convenience of home delivery, and submitting claims for payment directly to Medicare and other insurers on behalf of their patients, Liberty provides a simple and reliable way for patients to obtain their supplies and medications and encourages compliance with their physicians’ orders. More information about PolyMedica can be found on the Company’s website at www.polymedica.com.
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, rules and regulations promulgated under the Act, unanticipated changes in Medicare reimbursement, outcomes of government reviews, inquiries and investigations and related litigation, continued compliance with government regulations, fluctuations in customer demand, management of rapid growth, competition from other healthcare product vendors, timing and acceptance of new product introductions, general economic conditions, geopolitical events and regulatory changes, as well as other especially relevant risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended March 31, 2005. The information set forth herein should be read in light of such risks. The Company assumes no obligation to update the information contained in this press release.
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